Filed pursuant to Rule 424(b)(2)

File Number 333-84738

PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED APRIL 17, 2002)

1,200,000 shares

PALM, INC.

Common Stock

We are offering 1,200,000 shares of our common stock to an institutional investor. Under the terms of the purchase agreement between the investor and us, we negotiated the purchase price for these shares of common stock at an aggregate price of $18,000,000, or $15.00 per share. We expect this transaction to close on or about the date of this filing. On August 21, 2003, the last reported sales price of our common stock on the Nasdaq National Market was $16.09 per share.

Before you invest, you should carefully read this prospectus supplement, the related prospectus and all information incorporated by reference therein. These documents contain information you should consider when making your investment decision.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5 OF OUR PROSPECTUS DATED APRIL 17, 2002, AS WELL AS THE BUSINESS RISKS ADDRESSED IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THE PROSPECTUS, TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 22, 2003.

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GENERAL

This prospectus supplement is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf process, we may offer up to $200,000,000 of our debt securities, common stock, preferred stock, depository shares and warrants from time to time in one or more offerings. This prospectus supplement provides specific information about the offering of 1,200,000 shares of our common stock under the shelf registration statement. You should read carefully this prospectus supplement, the prospectus, and the information that we incorporate by reference into those documents. In case there are any differences or inconsistencies between this prospectus supplement, the prospectus, and the information incorporated by reference, you should only rely on the information contained in the document with the latest date. Please refer to the information and documents listed and described under the heading “Where You Can Find More Information” in the prospectus.

You should rely only on the information provided or incorporated by reference in this prospectus supplement and the related prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

MARKET FOR OUR COMMON STOCK

On August 21, 2003, the last reported sale price of our common stock on the Nasdaq National Market was $16.09 per share. Our common stock is traded on the Nasdaq National Market under the symbol “PALM.”

As of July 25, 2003 and before the issuance of the 1,200,000 shares pursuant to this prospectus supplement, we had 29,301,568 shares of common stock outstanding.

USE OF PROCEEDS

The net proceeds to us from this offering will be approximately $17,950,000. We plan to use the net proceeds for general corporate purposes, including activities described in the prospectus. Pending those uses, we will invest the net proceeds in interest-bearing securities.

PLAN OF DISTRIBUTION

The sale of the common stock to the institutional investor is being made on terms we negotiated with that investor. The purchase agreement between the investor and us contains representations that the investor:

•	is an institutional purchaser;

•	is acquiring the shares for investment for its own account in the ordinary course of its business;

•	has no view to, or arrangement with, any person to participate in the distribution of the shares being purchased, or any other sale of the shares, except in compliance with applicable federal and other securities laws; and

•	will sell the shares only through registered broker dealers.

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Additionally, the institutional investor has agreed that on any day that it sells any of our securities, including the shares covered by this prospectus supplement, such sales will not represent more than 20% of the total trading volume of our common stock on that trading day. We have agreed to reimburse the institutional investor for $15,000 of its legal fees associated with the transaction.

The investor may be considered an underwriter under applicable securities laws. Resales of common stock by the investor in the United States, its territories and possessions must be made in compliance with applicable United States securities laws.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

Please see the information in the prospectus and the materials incorporated by reference into the prospectus about the risks and uncertainties associated with forward-looking statements contained in these documents.

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